Exhibit 12

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                                                                 For the Years Ended                    Six months   Six months
                                                ------------------------------------------------------     ended       ended
                                                1/2/94     1/1/95     12/31/95    12/29/96    12/28/97    6/29/97      7/5/98
                                                ------     ------     --------    --------    --------   ---------   ----------
Earnings from continuing
  operations before income taxes                88,425     54,576      148,365     106,395    233,507      105,832      112,637


Add:
  Interest on indebtedness and
    related debt charges
    in expense                                  36,141     32,625       34,121      51,466     52,707       26,315       23,560
  Portion of rents representative
    of the interest factor                       9,362      9,906       10,935      11,585     11,796        5,898        5,429

Deduct:
  Interest capitalized and
    undistributed earnings from
    <50% owned entities                           -        (1,863)      (2,848)     (8,642)   (13,909)      (4,682)      (6,688)
                                               -------     ------      -------     -------    -------      -------      -------
Earnings as adjusted                           133,928     95,244      190,573     160,804    284,101      133,363      134,938
                                               =======     ======      =======     =======    =======      =======      =======

Fixed charges:
  Interest on indebtedness                      34,910     31,252       32,625      50,131     52,097       26,010       23,255
  Amortization of debt expense                   1,231      1,373        1,496       1,335        610          305          305
  Portion of rents representative
    of the interest factor                       9,362      9,906       10,935      11,585     11,796        5,898        5,429
                                               -------     ------      -------     -------    -------      -------      -------
Total fixed charges                             45,503     42,531       45,056      63,051     64,503       32,213       28,989
                                               =======     ======      =======     =======    =======      =======      =======
Ratio of earnings to fixed charges                2.9x       2.2x(1)      4.2x(2)     2.6x(3)     4.4x         4.1x         4.7x

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